As filed with the Securities and Exchange Commission on October 30, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICROBOT MEDICAL INC.

(exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or Organization)	94-3078125 (I.R.S. Employer Identification Number)

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

(Address of Principal Executive Offices including Zip Code)

Microbot Medical Inc. 2017 Equity Incentive Plan

Microbot Medical Ltd. 2015 Stock Option Plan

(Full title of the plans)

Harel Gadot, CEO

Microbot Medical Inc.

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

(781) 875-3605

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Stephen E. Fox, Esq.

Michael S. Williams, Esq.

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza, East Tower, 15th Floor

Uniondale, New York 11556

(516) 663-6580

(516) 663-6780 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.[  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, under the Microbot Medical Inc. 2017 Equity Incentive Plan	6,455,424 shares (2)	$1.155	(3)	$7,456,014.72	$928.27
Common Stock, par value $0.01 per share, under the Microbot Medical Inc. 2017 Equity Incentive Plan	1,812,712 shares (4)	$1.05	(5)	$1,903,347.60	$236.97
Common Stock, par value $0.01 per share, under the Microbot Medical Inc. 2017 Equity Incentive Plan	1,087,627 shares (4)	$1.29	(5)	$1,403,038.83	$174.68
Common Stock, par value $0.01, under the Microbot Medical Ltd. 2015 Stock Option Plan	1,447,223 shares (6)	$0.01	(5)	$14,472.23	$1.80
Total	10,802,986 shares			$10,776,873.38	$1,341.72

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any shares of Microbot Medical Inc. (the “Registrant”) common stock that become issuable under the Microbot Medical Inc. 2017 Equity Incentive Plan and the Microbot Medical Ltd. 2015 Stock Option Plan by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment.
(2)	Represents shares of the Registrant’s common stock underlying options which may be granted in the future under the Microbot Medical Inc. 2017 Equity Incentive Plan.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(l) under the Securities Act, on the basis of the average of the high ($1.19) and low ($1.12) reported prices of the shares of Common Stock of the Registrant as reported by the Nasdaq Stock Market on October 24, 2017.
(4)	Represents shares of the Registrant’s common stock underlying options granted prior to the filing date of this Registration Statement, which amount may again become available for grant and issuance under the Microbot Medical Inc. 2017 Equity Incentive Plan in the event the outstanding options expire or are forfeited in accordance with their terms prior to being exercised.
(5)	Pursuant to Rule 457(h)(1) under the Securities Act, the offering price per share is equal to the exercise price for such stock option.
(6)	Represents shares of the Registrant’s common stock underlying options granted prior to the filing date of this Registration Statement under the Microbot Medical Ltd. 2015 Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees participating in the Microbot Medical Inc. 2017 Equity Incentive Plan and the Microbot Medical Ltd. 2015 Stock Option Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents previously filed with the Commission by Microbot Medical Inc. (“we,” “us,” “our”, the “Company”, or “Microbot”) are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission (the “Commission”) on March 21, 2017;

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2017 and June 30, 2017, filed with the Commission on May 15, 2017 and August 14, 2017, respectively;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on May 11, 2017, June 6, 2017, June 9, 2017, June 14, 2017, July 26, 2017, August 11, 2017, September 14, 2017, and September 20, 2017 and October 19, 2017; and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on August 3, 1998, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) states:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action arising by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper.

Our restated certificate of incorporation and our amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Pursuant to Section 102(b)(7) of the DGCL, Article Ninth of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;
●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the Delaware General Corporation Law; and
●	from any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with our directors and certain officers, in addition to the indemnification provided in our restated certificate of incorporation and our amended and restated bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

4.1	Microbot Medical Inc. 2017 Equity Incentive Plan*
4.2	Microbot Medical Ltd. 2015 Stock Option Plan
4.3	Form of Stock Option Agreement under the Microbot Medical Inc. 2017 Equity Incentive Plan
4.4	Form of Stock Option Agreement under the Microbot Medical Ltd. 2015 Stock Option Plan
5.1	Opinion of Ruskin Moscou Faltischek, P.C.
23.1	Consent of Brightman Almagor Zohar & Co., a Member of Deloitte Touche Tohmatsu Limited
23.2	Consent of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 5.1 hereof)
24.1	Power of Attorney (included on Signature Page of this Registration Statement)

*	Incorporated by reference from the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on August 11, 2017.

Item 9.	Undertakings

  (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hingham, Massachusetts on the 27th day of October, 2017.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Harel Gadot
Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, severally constitute and appoint Harel Gadot and Yehezkel (Hezi) Himelfarb, and each of them singly, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Harel Gadot	Chairman, President and Chief Executive Officer (principal executive officer)	October 27, 2017
Harel Gadot

/s/ Yehezkel (Hezi) Himelfarb	Director, General Manager and Chief Operating Officer	October 26, 2017
Yehezkel (Hezi) Himelfarb

/s/ David Ben Naim	Chief Financial Officer (principal financial and accounting officer)	October 26, 2017
David Ben Naim

/s/ Yoav Waizer	Director	October 25, 2017
Yoav Waizer

Director
Moshe Shoham

/s/ Yoseph Bornstein	Director	October 26, 2017
Yoseph Bornstein

/s/ Scott Burell	Director	October 26, 2017
Scott Burell

/s/ Martin Madden	Director	October 26, 2017
Martin Madden